License Agreement

Between ParkerVision and ITT

* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

This Agreement (“Agreement”) is entered into and made effective as of 2 May 2007 (the “Effective Date”) by and between ITT Corporation, an Indiana corporation with offices at 1919 West Cook Road, Fort Wayne, Indiana 46801 (“ITT”)[*]; and ParkerVision, Inc., a Florida corporation with offices at 7915 Baymeadows Way, Suite 400, Jacksonville, Florida, 32256 (“ParkerVision”).

Recitals

WHEREAS, ParkerVision has developed and patented technology known as direct2power or d2p (d2p Technology, as defined hereafter), that was designed to address certain limitations in applying traditional approaches to RF transmit and power amplification, and

WHEREAS, d2p Technology allows for the creation of [*], known as “RF Power Transmitters”, and

WHEREAS, ITT desires to license from ParkerVision, and ParkerVision desires to license to ITT, the d2p Technology, pursuant to the terms and conditions of this Agreement, and

WHEREAS, concurrently with entering into this Agreement, the parties are also entering into an Engineering Services Agreement pursuant to which ParkerVision will provide engineering services to ITT with respect to the development by ITT of [*] pursuant to the terms and conditions set forth therein,

NOW, THEREFORE, in consideration of the mutual premises and of the performance of the mutual covenants herein, the parties agree as follows:

1.  DEFINITIONS

1.1  “Confidential Information” has the meaning set forth in Section 10.1.

1.2  “d2p Technology” means technology delivered by ParkerVision to ITT under the Engineering Services Agreement [*] that is designed to address certain limitations in applying traditional approaches to RF transmit and power amplification. d2p Technology generally consists of [*].

1.3  “Development Tools” means the ParkerVision development tools described in Sections 3.1.4, 3.2.2 and 3.3.2 of the Statement of Work attached to the Engineering Services Agreement.

1.4  [*]

1.5  “Government Channels” means the channels of marketing, sale, lease to and/or procurement for U.S. and foreign military and/or government entities including federal, state and local government entities and further including the respective departments and agencies that fall under such government entities. For clarification purposes, such government entities, purchasing for both civilian and military purposes, shall include, without limitation, the Department of Homeland Security, the National Guard and Fire/Police Departments under the respective agencies noted above.

1.6  “Implementation Technology” means any technology for incorporating or embodying the d2p Technology into a semiconductor device, wireless system or product (but excluding any technology that is developed based on the d2p Technology or that requires knowledge of the d2P Technology, which shall be deemed to fall within the definition of Improvements to d2p Technology).  [*]

1.7  “Improvements to d2p Technology” means any modifications, enhancements and improvements to the d2p Technology, but in no event includes any Implementation Technology except as set forth in the definition of Implementation Technology.

1.8  “Intellectual Property Rights” means patents, certificates of invention, utility models, design rights and similar invention rights, copyrights, trade secret rights, mask work rights, and any other intangible property or proprietary rights (other than trademarks, trade names, service marks and trade dress rights) recognized anywhere in the world under any state or national statute or treaty or common law right, including without limitation all applications and registrations with respect to any of the foregoing.

1.9  “ITT Field of Use” means [*] systems that are specifically designed, developed and adapted to meet the specifications and standards unique to [*] (with regard to matters such as the physical and operational characteristics, manufacturing processes, materials, reliability, compatibility with logistics systems and the like).  ITT Field of Use shall include the marketing, sale, lease to and/or procurement of such [*] systems [*].  ITT Field of Use shall not include any [*] (i.e., not specifically designed, developed and adapted to meet the specifications and standards unique to [*]) [*] systems, irrespective of whether such [*] systems are marketed, sold, leased to and/or procured [*].

1.10  “[*]” means the [*] that is developed under the Engineering Services Agreement and the Statement of Work attached thereto and that is based on the d2p Technology.

1.11  “Licensed Patents” means:

1.11.1  the issued patents listed in Exhibit A hereto;

1.11.2  all patent(s) that may issue to ParkerVision based upon the United States patent application(s) listed in Exhibit A hereto;

1.11.3  all patent(s) that may issue to ParkerVision based upon the international patent application(s) listed in Exhibit A hereto;

1.11.4  [*]

1.11.5  all continuations, divisionals, reissues, reexaminations, and substitutions (“Continuations”) that may issue from any of the foregoing based on the subject matter disclosed in any of the foregoing, provided that such Continuations have Patent Claims covering [*] within the ITT Field of Use (as the ITT Field of Use is defined on the Effective Date).

1.12  “Licensed Process” means any process or method claimed in any of the Licensed Patents.

1.13  “Licensed Product” means any product in the ITT Field of Use that is developed by ITT and that incorporates one or more [*].

1.14  “Licensed Technology” means the d2p Technology, Improvements to d2p Technology, and Implementation Technology, all to the extent owned by ParkerVision and delivered by ParkerVision to ITT under the Engineering Services Agreement.

1.15  “Open License Terms” means terms in any license for software which require, as a condition of use, modification and/or distribution of such software or other software incorporated into, incorporating, derived from or distributed with such software (a “Work”), any of the following:

(a) the making available of source code, object code, or design information regarding the Work;

(b) the granting of permission for creating derivative works regarding the Work; or

(c) the granting of a license to any party under any Intellectual Property Rights in or to the Work.

By means of example and without limitation, the following licenses and distribution models have Open License Terms: the GNU General Public License (GPL), the GNU Lesser or Library GPL (LGPL), Mozilla Public License (MPL), or any similar open source, free software or community licenses.

1.16  “ParkerVision Software” means any software delivered by ParkerVision to ITT under the Engineering Services Agreement, including without limitation the [*] and any software included within the Development Tools.

1.17  “Patent Claim” shall have the meaning given to such term under the applicable laws of a patent office or jurisdiction and, for purposes of clarification, refers to a portion of a patent or patent application that defines the scope of protection for an invention.

1.18  “Royalty Fiscal Year” means each twelve (12) month period beginning January 1 and ending December 31 of a particular calendar year.

1.19  “Sell” means sell, lease or otherwise distribute except for (i) distribution without any payment received by ITT for the purpose of testing, qualifications, or packaging, and (ii) distribution of a limited quantity without payment received by ITT for the purpose of evaluation.

1.20  “Sold” shall mean the past tense of Sell.

2.  GRANT OF LICENSES

2.1  Licensed Patents and Licensed Technology.

2.1.1  Grant. Subject to the terms and conditions of this Agreement, ParkerVision grants to ITT, during the term of this Agreement, a [*] license, under the Licensed Patents and any copyrights and trade secrets and mask work rights (recognized anywhere in the world under any state or national statute or treaty or common law right, including without limitation all applications and registrations with respect to any of the foregoing) in and to the Licensed Technology owned or licensable by ParkerVision (with no right to sublicense), to use, modify, reproduce [*] (except as set forth below) of the Licensed Technology in order to develop Licensed Products only in the ITT Field of Use; to make, have made, use, lease, sell, offer for sale, import, distribute, transfer and otherwise exploit Licensed Products only in the ITT Field of Use; and to practice any Licensed Process involved in the manufacture or use thereof.

2.1.2  Have Made Rights. ITT understands and acknowledges that the “have made” rights granted in Section 2.1.1 extend only to Licensed Products that are made by a third party for the use, lease, sale, offer for sale and/or import by or on behalf of ITT and (A) for which the Licensed Product will be branded by ITT or (B) where (whether branded by ITT or not) both (i) the designs, specifications and working drawings for the manufacture of the Licensed Product to be manufactured by that third party are furnished primarily by ITT and (ii) such designs, specifications and working drawings are in sufficient detail that no material additional design work is required by the third party, other than adaptation to the production processes and standards normally used by that third party, provided such adaptation only changes the characteristics of such Licensed Products to an extent that is not material. Upon written request from ParkerVision, ITT shall promptly inform ParkerVision in writing whether and to what extent any manufacturer identified by ParkerVision is operating under the Licensed Patents pursuant to ITT's “have made” rights granted under Section 2.1.1.

2.1.3  No Reverse Engineering. Notwithstanding the above, with respect to any software included in the Licensed Technology, ITT shall not (a) modify, translate, reverse engineer, decompile, disassemble or otherwise attempt (i) to defeat, avoid, bypass, remove, deactivate or otherwise circumvent any software protection mechanisms in such software, including without limitation any such mechanism used to restrict or control the functionality of such software, or (ii) to derive the source code or the underlying ideas, algorithms, structure or organization from such software; (b) alter, adapt, modify or translate such software in any way for any purpose, including without limitation error correction; or (c) distribute, rent, loan, lease, transfer or grant any rights in such software or modifications thereof in any form to any person or entity.

2.1.4  [*]

2.2  No Other Licenses. Except as expressly set forth in this Section 2, no license or other right is granted herein by either party to the other party, directly or by implication, estoppel or otherwise, and no such license or other right will arise from the consummation of this Agreement or from any acts, statements or dealings leading to such consummation.

3.  MARKETING OBLIGATIONS

3.1  ITT Commitment to and Investment in d2p Technology. In the event that ITT fails to institute and diligently continue a program (including the continued allocation by ITT of commercially reasonable budget and resources for such program) with respect to the development of a Licensed Product up to its first customer shipment, then the [*] unless ITT is able to cure such failure within [*] of notice from ParkerVision. ITT agrees to respond promptly to ParkerVision’s inquiries regarding such program and in sufficient reasonable detail to enable ParkerVision to reasonably verify that ITT has instituted and is diligently continuing such a program with respect to the development of a Licensed Product by ITT.

3.2  Public Announcements of this Agreement. Within three (3) business days after the Effective Date of this Agreement, either party may issue the press release in Exhibit C. Otherwise, neither party shall make any public announcement about this Agreement without the prior, written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either of the parties may at any time make announcements which are required by applicable law, regulatory bodies, or stock exchange or stock association rules, so long as such party so required to make the announcement, promptly upon learning of such requirement, notifies the other party of such requirement and discusses with the other party in good faith the exact wording of any such announcement.

4.  LICENSE FEES AND ROYALTIES

4.1  Royalties.

4.1.1  Royalty Structure. Until ITT has Sold at least [*] Licensed Product [*], ITT will in any event pay royalties at the rate of [*] per Licensed Product irrespective of whether such Licensed Product is Sold [*]. Thereafter, ITT will pay royalties with respect to each Licensed Product that is Sold [*] at the rate that is the lesser of (i) the royalty per Licensed Product under [*] Royalty Schedule A in Exhibit B, or (ii) the royalty per Licensed Product under [*] Royalty Schedule B in Exhibit B. Licensed Products Sold by ITT [*] shall not, in any event, be included in determining (i) [*] that triggers [*] under Royalty Schedule A in Exhibit B, and (ii) [*] that trigger [*] under Royalty Schedule B in Exhibit B.

4.1.2  [*]

4.2  [*]

4.3  [*]

4.4  [*]

4.5  When Royalties Become Payable. Royalties shall be calculated and paid for each quarter of a Royalty Fiscal Year with respect to Licensed Products Sold during that quarter, less Licensed Products returned to ITT for which (i) ITT refunded the purchase price and (ii) a royalty was previously paid by ITT to ParkerVision. Royalties due by ITT for each quarter shall be paid to ParkerVision within [*] following the end of each quarter of a Royalty Fiscal Year and shall be accompanied by the reports described in Section 5 below. In no event will ITT be entitled to any refund of any royalties previously paid.

4.6  Taxes. All payments by ITT shall be made free and clear of, and without reduction for, any and all taxes, including, without limitation, sales, use, property, license, value added, excise, franchise, income, withholding or similar taxes, other than such taxes which are imposed by the United States or any political subdivision thereof based on the net income of ParkerVision. Any such taxes which are otherwise imposed on payments to ParkerVision shall be the sole responsibility of ITT. ITT shall provide ParkerVision with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by ParkerVision to establish that such taxes have been paid.

5.  REPORTS AND AUDIT

5.1  Records and Royalty Reports. ITT shall keep accurate records of its operations respecting the sale, lease or other distribution of the Licensed Products by ITT to the extent necessary (i) for the royalties payable hereunder to be determined, or (ii) to inform ParkerVision of all Licensed Products sold, leased or otherwise distributed by ITT, including without limitation for testing, qualifications and evaluation purposes. Such records shall include, without limitation, records of the quantity of such Licensed Products. ITT shall prepare quarterly written reports of the same, disclosing the quantity of such Licensed Products sold, leased or otherwise distributed by ITT and showing the amount of royalties due for such quarter, and shall promptly submit such reports to ParkerVision within [*] after the end of each quarter of a Royalty Fiscal Year.

5.2  Audit. Upon at least [*] advance, written notice and no more frequently than once per calendar year, ParkerVision shall have the right, at its own expense, to examine such records through an independent representative during ordinary business hours to the extent reasonably necessary to confirm or correct such reports. Such inspections shall be made by a mutually agreed upon representative, which representative may furnish to ParkerVision only its conclusions as to the accuracy of such reports, as to any discrepancies therein, and as to any adjustment necessary to be made to provide for payment of the proper amount of royalties, but not any other information of ITT gleaned in the course of such audit. In the event that any examination by such mutually agreed upon representative reveals that ITT has underpaid royalties due to ParkerVision by [*] or more, then ITT shall reimburse ParkerVision for the reasonable cost of such audit. ITT shall further promptly pay to ParkerVision any additional royalties due after the receipt of written notice by ParkerVision of ITT’s underpayment. With respect to any underpayments more than [*] old, ITT agrees to pay interest on such underpayments at the lowest rate that ITT is currently paying, or has most recently paid, for a loan from a commercial bank as of the date the audit reveals such underpayment. All information disclosed under this Section 5.2 shall be deemed ITT Confidential Information and shall be used for the sole purpose of verifying proper reporting of Licensed Products and proper payment of royalties. For any audit under this Section 5.2 that is subject to U.S. federal security regulations, such mutually agreed upon representative shall comply with applicable regulations and shall obtain any required security clearance prior to conducting any such audit.

5.3  Maintenance of Records. ITT shall maintain all records relating to the sale, lease or other distribution of the Licensed Products during the term of this Agreement for a period of four (4) Royalty Fiscal Years after the applicable Royalty Fiscal Year, after which ITT shall have no obligation to maintain, and ParkerVision shall have no right to inspect, any such records relating to such applicable Royalty Fiscal Year.

6.  [*]

          [*]

7.  [*]

          [*]

8.  [*]

          [*]

9.  PATENTS

9.1  Current Patents. ParkerVision hereby represents that the issued patents and patent applications listed on Exhibit A include all issued patents and patent applications owned by ParkerVision as of the Effective Date that have Patent Claims covering the Licensed Technology. [*]

9.2  [*]

10.  CONFIDENTIAL INFORMATION

10.1  “Confidential Information” means, with respect to either party, any confidential business or technical information, including know-how, whether or not patentable or copyrightable, that the disclosing party identifies as confidential or proprietary at the time it is disclosed or delivered to the receiving party. The d2p Technology, the Licensed Technology and the contents of any Licensed Patents and patent applications listed in Exhibit A shall in any event be deemed the Confidential Information of ParkerVision. Further, any [*] shall be deemed the Confidential Information of the developing party and such party shall have no obligation to disclose such [*] to the other party.

10.2  Exceptions. Confidential Information does not include any information that the receiving party can demonstrate by written records: (a) was known to the receiving party prior to its disclosure hereunder by the disclosing party; (b) is independently developed by the receiving party; (c) is or becomes publicly known through no wrongful act of the receiving party; (d) has been rightfully received from a third party whom the receiving party has reasonable grounds to believe is authorized to make such disclosure without restriction; or (e) has been approved for public release by the disclosing party’s prior written authorization. Each party may disclose any Confidential Information as required to be produced or disclosed pursuant to applicable law, regulation or court order, provided that the receiving party provides prompt advance notice thereof to enable the disclosing party to seek a protective order or otherwise prevent such disclosure. In addition, each party may disclose the existence and terms of this Agreement in confidence in connection with [*] or [*], or to the extent required by law in connection with a public offering of such party’s securities pursuant to Section 3.2.

10.3  Non-Disclosure and Non-Use. Each party will: (i) not use any Confidential Information of the other party except in the performance of the Engineering Services Agreement or as permitted by this Agreement; (ii) not disclose any such Confidential Information to any person or entity other than its own employees, consultants, subcontractors and customers of ITT that fall under the U.S. Federal Government who have a need to know and who have executed in advance of receiving such Confidential Information a suitable nondisclosure and restricted use agreement that comports with the applicable provisions of this Agreement; and (iii) use all reasonable efforts to keep such Confidential Information strictly confidential. Each party will use reasonable efforts to enforce such nondisclosure and restricted use agreements.

11.  PATENT MARKING

ITT agrees to mark the documentation associated with the Licensed Products with the number(s) of the Licensed Patent(s) covering such Licensed Products and with “Patent Pending” (along with a listing of the relevant patent application numbers) if any patent applications relating to such Licensed Products are pending before the United States Patent and Trademark Office or the patent office of a foreign country, as applicable.

12.  TERM

Unless earlier terminated in accordance with the terms of this Agreement, this Agreement shall extend until [*].

13.  TERMINATION

13.1  Termination for Breach. At any time after the occurrence of an Event of Default, this Agreement may be terminated at the election of the Non-Defaulting Party, effective as of the date specified in a notice of termination provided to the Defaulting Party. As used herein, “Event of Default” means one or more of the following events: if there should occur a material breach, default or noncompliance by one party (the “Defaulting Party”) of or with any term or condition hereof followed by written notice of such breach, default or noncompliance from the other party (the “Non-Defaulting Party”) and the failure of the Defaulting Party to remedy or correct such breach, default or noncompliance within [*] after receipt of such notice (the “Cure Period”).

13.2  Termination if ITT discontinues Licensed Products after [*]. Either party may terminate this Agreement upon written notice to the other party in the event that after [*], ITT has not Sold any Licensed Products in any consecutive [*] period following [*]. [*]

13.3  Termination upon ITT Challenge to the Licensed Patents. ParkerVision may terminate this Agreement upon written notice to ITT in the event ITT leads or supports (other than as required by law or court order) any effort to challenge the validity, enforceability or scope of any Licensed Patent. In the event that ITT is a party to any claim, suit, action or other proceeding before a court or other government agency, in which ITT supports (other than as required by law or court order) a challenge to the validity, enforceability or scope of any Licensed Patent, ParkerVision shall be entitled to recover from ITT any and all costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense, incurred by ParkerVision in such claim, suit, action or other proceeding, and ITT will not be entitled to any refund of any royalties previously paid.

13.4  Effect of Termination or Expiration.

13.4.1  Cease Use of Technology and Return Materials. In the event this Agreement is terminated by either party, then all licenses granted to ITT will automatically cease as of the date of termination, provided, however, that:

13.4.1.1.  For a period of [*] after termination, and subject to the payment of royalties under Section 4, ITT shall have the right to Sell off any Licensed Products in inventory, except that ITT shall not have such rights to Sell off any Licensed Products in inventory in the event this Agreement is terminated by ParkerVision under Section 13.3; and

13.4.1.2.  Upon termination or expiration of this Agreement and except as otherwise provided herein, each party may keep only one (1) copy of the technology, materials and information provided to it by the other party hereunder solely for archival purposes and shall return to the other party or destroy all other copies of the technology, materials and information provided to it by the other party hereunder, or any portion thereof, in its possession or control.

13.4.2  Payment of Royalties. Upon any expiration or termination becoming effective, ITT will, within [*] thereafter, pay all royalties and interest owed ParkerVision as of the date of such termination or expiration.

13.5  Survival of Certain Provisions. The provisions of Sections 2.1.3, 4, 5, 6, 10, 11, 13.3, 13.4, 14.2 and 15-17 of this Agreement will survive any expiration or termination of this Agreement.

14.  WARRANTIES

14.1  Warranties.

14.1.1  Warranties by ParkerVision. ParkerVision hereby represents and warrants to ITT that: (a) it has the full right, power and authority to enter into this Agreement and grant the licenses granted hereunder; (b) this Agreement is a valid and binding obligation of such party; and (c) it has obtained and shall maintain throughout the term of this Agreement all necessary licenses, authorizations, approvals and consents to enter into and perform its obligations hereunder in compliance with all applicable laws, rules and regulations. ParkerVision further represents and warrants that, as of the Effective Date, ParkerVision is not aware of and has not received any notice of any claim, by a third party, that the copyrights, patents, trade secrets, or other Intellectual Property Rights of any third party are infringed by the Licensed Technology. ParkerVision represents and warrants that the ParkerVision Software is not subject to Open License Terms. In the event of a breach of the preceding warranty against Open License Terms, ParkerVision will, at its sole expense, promptly (i) notify ITT of any affected portions of ParkerVision Software, and (ii) take all reasonable efforts to replace such affected portions of ParkerVision Software with software of equivalent functionality that is not subject to Open License Terms. For purposes of clarification, a claim alleging that ITT’s authorized use of the ParkerVision Software infringes any Open License Terms in the ParkerVision Software is an allegation of copyright infringement under Section 15 below.

14.1.2  Warranties by ITT. ITT hereby represents and warrants to ParkerVision that: (a) it has the full right, power and authority to enter into this Agreement and grant the licenses granted hereunder; (b) this Agreement is a valid and binding obligation of such party; and (c) it has obtained and shall maintain throughout the term of this Agreement all necessary licenses, authorizations, approvals and consents to enter into and perform its obligations hereunder in compliance with all applicable laws, rules and regulations. ITT represents and warrants that ITT shall not act in any manner that would require any ParkerVision Software to be licensed under Open License Terms.

14.2  Disclaimer of Other Warranties. EXCEPT AS SET FORTH IN SECTION 14.1, NEITHER PARTY MAKES ANY WARRANTIES TO THE OTHER, EITHER EXPRESS, IMPLIED OR STATUTORY, AND EACH PARTY HEREBY DISCLAIMS ANY AND ALL SUCH WARRANTIES, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT. Nothing contained in this Agreement shall be construed as (i) a warranty or representation by ParkerVision as to the validity and/or scope of any Licensed Patent; (ii) imposing upon ParkerVision any obligation to institute any suit or action for infringement of any Licensed Patent; or (iii) imposing on ParkerVision any obligation to file any patent application or to secure any patent or maintain any patent in force.

15.  INDEMNIFICATION

15.1  ParkerVision Obligations.

15.1.1  Intellectual Property Indemnity. Subject to prompt, written notification by ITT, cooperation by ITT and control of all litigation and/or settlement by ParkerVision, ParkerVision shall defend and indemnify ITT and hold ITT harmless from and against any third party claims brought against ITT alleging that any Licensed Technology incorporated into Licensed Products in the ITT Field of Use infringes or misappropriates any patent, copyright or trade secret of any third party. Each party agrees to notify the other promptly of any matters in respect to which the foregoing indemnity in this Section 15.1.1 may apply. If notified in writing of any action or claim for which ParkerVision is to provide the foregoing indemnity, [*]. Notwithstanding the foregoing, ParkerVision shall obtain ITT’s consent, which shall not be unreasonably withheld or delayed, if ITT is required to incur or admit liability as a result of such settlement by ParkerVision.

15.1.2  Remedy in the Event of Prohibition of Use. If a preliminary or final judgment is, or is reasonably likely to be, entered against ITT’s use, sale, lease or distribution of a Licensed Product in the ITT Field of Use that incorporates any Licensed Technology, due to infringement of any third party patents, copyrights or trade secrets by the Licensed Technology, or if ParkerVision reasonably believes that the Licensed Technology may be found to infringe any third party patents, copyrights or trade secrets, then ParkerVision shall, at its sole discretion and expense, either (a) modify the Licensed Technology so that such technology becomes noninfringing, (b) substitute the Licensed Technology with other technology that is as close functionally as reasonably, commercially possible to the infringing technology, while still avoiding infringement and preserving all material functional aspects of the technology or (c) obtain a license to permit ITT to exercise the rights granted hereunder; provided, however, that in the event that ParkerVision is unable after its [*] to accomplish either (a), (b) or (c), then ITT agrees to cease any and all use, sale, lease and distribution of any Licensed Product that incorporates such Licensed Technology within [*] of receipt of notice from ParkerVision or such earlier time as may be required to comply with a court order. [*] In the event [*] then [*] this Agreement may not be terminated under Section 13.2 for ITT’s failure to Sell Licensed Products. For a period of [*] after the receipt of such notice by ITT, the parties agree to use [*] to cooperate in formulating and implementing a strategy (including negotiating cooperatively to obtain a license or any other mutually acceptable strategy) that will enable ITT to exercise the rights granted hereunder without infringement of such third party patents, copyrights or trade secrets by the Licensed Technology.

15.2  Limitation of Indemnification Liability. In no event shall ParkerVision be liable under Section 15.1 for any infringement or misappropriation: (i) by any product or technology not provided and licensed by ParkerVision hereunder; or (ii) arising from a combination with, addition to, or modification of the Licensed Technology. In no event shall ParkerVision’s liability under Section 15.1 over the term of this Agreement, including without limitation any damages, settlement or license fees paid to a third party pursuant to ParkerVision’s indemnification obligations to ITT under Section 15.1, exceed [*]. However, the foregoing limitation of liability in the previous sentence shall not apply with respect to [*].

15.3  Sole Remedy. THIS SECTION 15 STATES THE SOLE AND EXCLUSIVE LIABILITY OF THE PARTIES FOR INFRINGEMENT OR ALLEGATIONS OF INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES FOR ANY PRODUCT OR TECHNOLOGY PROVIDED HEREUNDER, AND IS IN LIEU OF ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY IN REGARD THERETO, INCLUDING BUT NOT LIMITED TO THE WARRANTY AGAINST INFRINGEMENT SPECIFIED IN THE UNIFORM COMMERCIAL CODE.

16.  LIMITATION OF LIABILITY

16.1  IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS OR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (EXCEPT TO THE EXTENT THAT SUCH LOST PROFITS OR SUCH DAMAGES CONSTITUTE THE MEASURE OF DIRECT DAMAGES UNDER THE RELEVANT INTELLECTUAL PROPERTY LAWS AND EXCEPT FOR A BREACH OF EITHER PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER SECTION 10 OF THIS AGREEMENT), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT. THIS LIMITATION WILL APPLY EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

16.2  IN NO EVENT WILL EITHER PARTY’S LIABILITY ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT (INCLUDING WITHOUT LIMITATION ANY DAMAGES, SETTLEMENT OR LICENSE FEES OWED BY PARKERVISION UNDER SECTION 15 OF THIS AGREEMENT) EXEED [*]. HOWEVER, THE FOREGOING LIMITATION OF LIABILITY IN THIS SECTION 16.2 SHALL NOT APPLY WITH RESPECT TO (i) EITHER PARTY’S BREACH, OR EXCEEDING THE SCOPE, OF THE LICENSE RIGHTS GRANTED TO SUCH PARTY UNDER SECTIONS 2 AND 6 OF THIS AGREEMENT, AND (ii) EITHER PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 10 OF THIS AGREEMENT, AND (iii) [*].

17.  GENERAL PROVISIONS

17.1  Assignment. This Agreement may not be assigned in whole or in part by either party without the written consent of the other, which consent will not be unreasonably withheld, except that ITT or ParkerVision may assign this Agreement in connection with a merger, reorganization, change of control or sale of all or substantially all of its assets or business to which this Agreement relates.

17.2  Notice.

17.2.1  Unless otherwise changed by notice in writing from ITT to ParkerVision, ParkerVision shall serve notice upon ITT as follows:

General Counsel
[*] ITT Corporation
1919 West Cook Road
Fort Wayne, Indiana 46801

17.2.2  Unless otherwise changed by notice in writing from ParkerVision to ITT, ITT shall serve notice upon ParkerVision as follows:

ParkerVision, Inc.
7915 Baymeadows Way, Suite 400
Jacksonville, Florida, 32256

With copy to:

CFO
ParkerVision, Inc.
7915 Baymeadows Way, Suite 400
Jacksonville, Florida, 32256

17.2.3  Notice shall be by regular or priority mail, recognized commercial overnight courier, hand delivery, facsimile transmission or electronic mail with proof of receipt, and shall be effective as of the date received.

17.3  Severability. If any paragraph or provision of this Agreement shall be deemed void or invalid as a matter of law, the remaining paragraphs or provisions of this Agreement shall nevertheless remain in full force and effect.

17.4  No Joint Venture, etc. Nothing herein shall be deemed to constitute ParkerVision and ITT as partners, joint venturers or otherwise associated in or with the business of the other. Neither party shall be liable for any debts, accounts, obligations or other liabilities of the other party. Neither party is authorized to incur any debts or other obligations of any kind on the part of or as agent for the other except as may be specifically authorized in writing.

17.5  Waiver. No relaxation, forbearance, delay or negligence by any party hereto in enforcing any of the terms and conditions of this Agreement, or the granting of time by any party to another, shall operate as a waiver or prejudice, affect or restrict the rights, powers or remedies of any party hereto.

17.6  Complete Agreement. This Agreement and the Exhibits attached hereto represent the full and complete agreement and understanding of the parties hereto with respect to the subject matter hereof. Any amendment thereof must be in writing and executed by the parties hereto.

17.7  Governing Law. All questions of law, rights, and remedies regarding any act, event or occurrence undertaken prior to or pursuant to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to or application of choice of law rules or principles, and the United States. The parties agree that all proceedings, disputes and claims concerning the interpretation or the performance of this Agreement, including questions involving its existence, validity and duration shall be subject to the exclusive jurisdiction of federal courts in the State of New York, and the parties voluntarily subject themselves to the jurisdiction of such courts.

17.8  Compliance with Export Control Laws.  Each party agrees to comply with all applicable export and reexport control laws and regulations, including the Export Administration Regulations ("EAR") maintained by the United States Department of Commerce.  Specifically, each party covenants that it shall not -- directly or indirectly -- sell, export, reexport, transfer, divert, or otherwise dispose of any software, source code, or technology (including products derived from or based on such technology) received from the other party under this Agreement to any country (or any individual national thereof) subject to antiterrorism controls or U.S. embargo, or to any other person, entity, or destination prohibited by the laws or regulations of the United States, without obtaining prior authorization from the competent government authorities as required by those laws and regulations.

17.9  Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which will be considered an original and all of which together will constitute one agreement. This Agreement may be executed by the attachment of signature pages which have been previously executed.

17.10   Remedies Cumulative. Except as expressly provided herein, all rights and remedies enumerated in this Agreement will be cumulative and none will exclude any other right or remedy permitted herein or by law or in equity.

17.11   Headings. The headings contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

17.12  Force Majeure. No party shall be responsible or liable to another party for nonperformance or delay in performance of any terms or conditions of this Agreement due to acts or occurrences beyond the reasonable control of the nonperforming or delayed party, including but not limited to, acts of God, acts of government, wars, riots, strikes or other labor disputes, fires and floods, provided the nonperforming or delayed party provides to the other party written notice of the existence and the reason for such nonperformance or delay. Notwithstanding the foregoing, the other party may terminate this agreement if such nonperformance or delay extends for a period greater than ninety (90) days.

IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives as set forth below:

ITT Corporation	ParkerVision, Inc.

Signature: /s/	Signature: /s/

Printed Name: [*] Title: [*]	Printed Name: [*] Title: [*]